SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                    --------------------



                          FORM 8-K



                       CURRENT REPORT



           Pursuant to section 13 or 15(d) of the
              Securities Exchange Act of 1934

           Date of Report (Date of earliest event
                 reported): August 8, 1996



                    ELSINORE CORPORATION
   (Exact name of registrant as specified in its charter)

STATE OF NEVADA         1-7831            88 0117544
(State or other      (Commission File   (IRS Employer
jurisdiction)            Number)        of Incorporation
                                        Identification No.)




202 Fremont Street                         89101
Las Vegas, Nevada                       (Zip Code)
(Address of principal
executive offices)


Registrant's telephone, including area code: (702) 385-4011






















Item 3(b). Bankruptcy or Receivership

On October 31, 1995, Elsinore Corporation and certain subsidiaries filed voluntary petitions (the "Chapter 11 filing") in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"), Case No. 95-24685RCJ seeking to reorganize under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On November 10, 1995, Olympia Gaming Corporation, a wholly-owned subsidiary, filed a voluntary Chapter 11 petition in the same court. The Company is operating as a debtor-in-possession under the supervision of the Bankruptcy Court. As a debtor-in-possession, the Company is authorized to operate its business but may not engage in transactions outside its ordinary course of business without the approval of the Bankruptcy Court.

Subject to certain exceptions under the Bankruptcy Code, the Company's filing for reorganization automatically enjoined the continuation of any judicial or administrative proceedings against the Company. Any creditor actions to obtain possession of property from the Company or to create, perfect or enforce any lien against the property of the Company are also enjoined. As a result, the creditors of the Company are precluded from collecting pre-petition debts without the approval of the Bankruptcy Court.

On February 28, 1996, the last day of the 120 day period within which the Company had the exclusive right to do so, the Company filed a plan of reorganization (the "Plan") and accompanying disclosure statements (see below). The Company then had 60 days to obtain necessary acceptances of the
Plan.   The disclosure statement was approved on May 13, 1996 subject to the insertion of certain language acceptable to the 1993 bondholders.

On July 16, 1996, the Bankruptcy Court conducted a hearing regarding confirmation of the plan as submitted by the Company. At that time, the Bankruptcy Court considered the various objections to the plan raised by certain creditors and equity holders. On July 18, 1996, the Bankruptcy Court conducted further proceedings with respect to the plan of reorganization submitted by the Company. At the July 18 hearing, the Bankruptcy Court concluded that certain modifications to the plan would be necessary for its confirmation. These modifications included, among others, making no distribution to the existing equity holders.

Following the July 18 confirmation hearing , but before the entry of an order incorporating the Bankruptcy Court's ruling on the plan submitted by the Company, certain of the Company's creditors filed a motion for reconsideration based upon their withdrawal of objections to the plan. These creditors agreed to withdraw their objections in return for a reallocation of equity interests in the reorganized Elsinore.

On August 5, 1996, the Bankruptcy Court conducted a hearing on the reconsideration motion. After that hearing, the Bankruptcy Court determined that the relief sought by that motion should be granted and determined that the confirmation date for the plan should be moved up so that, among other things, the management transition provided under the plan would not be delayed. Accordingly, on August 8, 1996, the Bankruptcy Court entered an order confirming the plan of reorganization submitted by the Company as modified by that order (the "Plan").

Information regarding the assets and liabilities as of June 30, 1996 were contained in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 1996. As of August 7, there were 15,891,793 shares of the Company's Common Stock issued and outstanding.


Plan of Reorganization

The Plan provides for the continuation of Elsinore and at least three of its subsidiaries (Four Queens, Inc., ElSub Management Corporation and Palm Springs East Limited Partnership) as going concerns. Under the Plan, the old common stock interests in Elsinore Corporation will be canceled and Elsinore, as reorganized, will issue 5,000,000 shares of new common stock (the "New Common Stock"). On the effective date of the Plan, 80% of the New Common Stock will be distributed to the following creditors and equity holders in the following proportions:

     Interest                                 Percentage

     12.5% First Mortgage noteholders             87.5%
     7.5% Convertible Subordinated noteholders     3.5%
     Unsecured creditors of Four Queens, Inc       2.5%
     Unsecured creditors of Elsinore Corporation   1.0%
     Internal Revenue Service                      1.9%
     Old common stockholders                       3.6%
                                                 100.0%

The remaining 20% of the New Common Stock will be issued through a rights offering to raise $5,000,000 to assist in funding the Plan. Initially, the entire amount of the rights offering will be made available for subscription to the following creditors and equity holders in the percentages enumerated below:

     Interest                                 Percentage

     12.5% First Mortgage noteholders             87.5%
     7.5% Convertible Subordinated noteholders     3.5%
     Unsecured creditors of Four Queens, Inc       2.5%
     Old common stockholders                       6.5%
                                                 100.0%



Each member of the above classes of creditors and equity holders will be required to elect whether they will exercise the right to purchase the New Common Stock allocated and whether they intend to purchase additional shares of New Common Stock if one or more holders of that class do not fully exercise their right to purchase New Common Stock. The subscription rights of non-exercising members of the above classes will be automatically reallocated among the other members of the class electing to exercise their rights to purchase additional shares of New Common Stock. If any of the members of any class do not elect to exercise all of the rights allocated to that class, the unexercised rights will be automatically distributed to the members of the unofficial committee of the First Mortgage noteholders (the Bondholder Committee") The Bondholder Committee has guaranteed a 100% subscription for the $5 million rights offering, in the event the percentages enumerated above are not otherwise fully subscribed. After distribution of the New Common Stock and completion of the rights offering, there will be approximately 5,000,000 issued and outstanding shares of New Common Stock.

 The effective date of the Plan will be after all regulatory approvals required by the State of Nevada, including approvals by the gaming authorities, have been obtained and Elsinore has sufficient cash to fund all distributions. Currently it is expected that the Plan will be fully effective by the end of 1996.



Proposed Treatment of Creditors and Equity Interests
The Plan is expected to be funded principally from cash generated from operations and the $5,000,000 proceeds from the rights offering.
Specifically, the proposed treatment of each of the creditor and equity interests is as follows:

The 20% Mortgage noteholders have an allowed secured claim equal to the $3,000,000 principal amount of the notes plus accrued interest thereon at 20% through the date on which the confirmation order was entered by the Bankruptcy Court. On the effective date of the Plan, each noteholder will receive its prorata share of restated mortgage notes (the "Restated Mortgage Notes"), due four years from the confirmation date, in exchange for its allowed claim.

Interest on the Restated Mortgage Notes will accrue at an annual rate of 11.5% or other appropriate interest rate approved by the Bankruptcy Court and will be payable quarterly. These noteholders will retain their lien interests as collateral for repayment of the restated mortgage notes.

The 12.5% First Mortgage noteholders have an allowed claim equal approximately $61,000,000. Under the Plan, this claim is reduced to $30,000,000. On the effective date of the Plan, each noteholder will receive, in exchange for its allowed claim, (i) its prorata share of $30,000,000 face amount of restated first mortgage notes (the "Restated First Mortgage Notes") which will accrue interest at an annual rate of 13.5% per annum payable semi-annually and will be due five years from the confirmation date, and (ii) New Common Stock (see above).

The 7.5% convertible subordinated noteholders have an allowed claim equal to approximately $1,500,000. On the effective date of the Plan, each convertible subordinated noteholder will receive its prorata share of New Common Stock (see above) in exchange for its allowed claim.

The company's larger unsecured creditors, other than the 7.5% convertible subordinated noteholders, will receive payments from a fund of approximately $1,400,000 over a three-year period and their prorata share, if any, of New Common Stock (see above).

The Internal Revenue Service ("IRS"), which has both secured and unsecured claims aggregating approximately $3,000,000 will receive full payment of its secured claim with interest at 8% per annum over four years and will receive, with respect to its unsecured claim, proportionately the same type of recovery which is provided for the Company's larger unsecured creditors. In addition, the IRS will receive its prorata share of the New Common Stock (see above).

Management Agreements
The Plan also calls for a change in the management of the reorganized Elsinore. Effective at noon on August 12, 1996, Elsinore entered into an Interim Management Agreement with Riviera Gaming Management Corp - Elsinore, Inc. to manage the business operations of the Company subject to the direction of the existing boards of directors of Elsinore and its subsidiaries. When the Plan is fully effective, the existing board of directors will be reconstituted with new directors, four of whom will be chosen by the Bondholders Committee, and one of whom will be chosen by the Equity Committee appointed in the bankruptcy case (with input from other creditor constituencies in the case). Under the stipulation between the Company and the Bondholders Committe, senior management (Thomas E. Martin, President and Chief Executive Officer, and Frank l. Burrell, Jr., Chairman of the Board) ceased to be compensated employees of the Company on Monday, August 12, 1996, although they will continue to serve as directors and authorized officers until replaced.






Item 7.  Financial Statements, Pro Forma Financial Information  and
       Exhibits.

     Exhibit No.   Description


       2.1               First Amended Plan of Reorganization

       2.2               Order Confirming First Amended Plan of
                           Reorganization


       99                Press Release of the Company dated
                           August 12, 1996.













                         SIGNATURE:


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 1996


                         ELSINORE CORPORATION




                         By:/s/ Thomas E. Martin
                         THOMAS E. MARTIN, President
                              and Chief Executive Officer





































                               3